Exhibit 10.2

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

among

SFS Holding Corp.

and

UWM Holdings Corporation

Dated as of January 21, 2021

i

Section 7.11	Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	25
Section 7.12	Confidentiality	26
Section 7.13	Change in Law	26
Section 7.14	Partnership Agreement	26

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of January 21, 2021, is hereby entered into by and among UWM Holdings Corporation, a Delaware corporation (the “Corporate Taxpayer”) and SFS Holding Corp., a Michigan corporation (“SFS” and together with each of its successors and assigns thereto, the “Members”).

WHEREAS, UWM Holdings, LLC, a Delaware limited liability company (“OpCo”), will be treated as a partnership for U.S. federal income tax purposes following the Business Combination (as defined below) pursuant to the Business Combination Agreement (as defined below);

WHEREAS, the Corporate Taxpayer is classified as an association taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, SFS holds common interest units in OpCo (the “Common Units”), and following the Business Combination pursuant to the Business Combination Agreement, the Corporate Taxpayer will be the managing member of OpCo and will hold, directly and/or indirectly, Common Units;

WHEREAS, in connection with the Business Combination pursuant to the Business Combination Agreement, OpCo shall issue to the Corporate Taxpayer, and the Corporate Taxpayer shall receive from OpCo, a number of Common Units pursuant to the provisions of the Member Contribution and Purchase Agreement (as defined below) (the “Initial Purchase”);

WHEREAS, the Members may exchange Common Units (when exchanged along with shares of Class C common stock of the Corporate Taxpayer (“Class C Common Stock”) or Class D common stock of the Corporate Taxpayer (“Class D Common Stock”), as applicable) for shares of Class A common stock of the Corporate Taxpayer (“Class A Common Stock”) or Class B common stock of the Corporate Taxpayer (“Class B Common Stock”) as applicable pursuant to the provisions of the LLC Agreement (as defined below);

WHEREAS, OpCo and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an Exchange (as defined below) occurs, which elections are intended generally to result in an adjustment to the tax basis of the assets owned by OpCo (solely with respect to the Corporate Taxpayer) at the time of an Exchange (such time, the “Exchange Date”) by reason of the Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by (i) the Basis Adjustment (as defined below) (ii) Imputed Interest (as defined below) and (iii) disproportionate allocations (if any) of tax benefits to the Corporate Taxpayer under Section 704(c) of the Code resulting from the Contribution (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment, Imputed Interest and the Contribution on the actual liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“2016 Redemption Transaction” means the transaction in which United Shore Financial Services, LLC redeemed certain interests held by Capital Partners Fund I, L.P. pursuant to that certain Redemption and Settlement Agreement dated June 8, 2016 by and among United Shore Financial Services, LLC, Capital Partners Fund I, L.P., and Harreld N. “Kip” Kirkpatrick, III.

“Advisory Firm” means law or accounting firm that is nationally recognized as being expert in Tax matters.

“Affiliate” shall have the meaning ascribed to such term in the LLC Agreement.

“Agreed Rate” means LIBOR plus 100 basis points.

“Applicable Member” means any Member to whom any portion of a Realized Tax Benefit may be Attributable under this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the product of (x) the OpCo’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which the OpCo files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the OpCo files income or franchise Tax Returns for each relevant Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)).

“Attributable” means, with respect to any Applicable Member, the portion of any Realized Tax Benefit of the Corporate Taxpayer that is “attributable” to such Applicable Member, which shall be determined by reference to the assets from which arise the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”) and with respect to increased basis upon a disposition of an asset, the Section 704(c) Benefits or Imputed Interest that produce the Realized Tax Benefit, under the following principles:

(i) A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset resulting from an Exchange is Attributable to the Applicable Member to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by the Applicable Member bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by the Applicable Members (in each case, other than with respect to the portion of the Basis Adjustment described in clause (ii) below).

(ii) A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset resulting from a payment hereunder is Attributable to the Applicable Member that receives such payment.

(iii) A portion of any Realized Tax Benefit arising from the disposition of a Reference Asset is Attributable to the Applicable Member to the extent that the ratio of all Basis Adjustments (to the extent not previously taken into account in the calculation of Realized Tax Benefits) resulting from all Exchanges by the Applicable Member with respect to such Reference Asset bears to the aggregate of all Basis Adjustments (to the extent not previously taken into account in the calculation of Realized Tax Benefits) with respect to such Reference Asset.

(iv) A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Applicable Member to the extent corresponding to amounts that such Member is required to include in income in respect of Imputed Interest (without regard to whether such Member is actually subject to tax thereon).

(v) A portion of the Realized Tax Benefit arising from the Section 704(c) Benefits is Attributable to the Applicable Member who participated in the Contribution.

(vi) For the avoidance of doubt, in the case of a Basis Adjustment arising under Section 734(b) of the Code with respect to an Exchange, depreciation, amortization or other similar deductions for recovery of cost of basis shall constitute Depreciation only to the extent that such depreciation, amortization or other similar deductions may produce or increase a Realized Tax Benefit (and not to the extent that such depreciation, amortization or other similar deductions may be for the benefit of a Person other than the Corporate Taxpayer), as reasonably determined by the Corporate Taxpayer.

(vii) A portion of any Realized Tax Benefit arising from a carryover or carryback of any Tax item is Attributable to such Member to the extent such carryover or carryback is attributable to or available for use because of the prior use of the Basis Adjustments or Imputed Interest with respect to which a Realized Tax Benefit would be Attributable to such Member pursuant to clauses (i)—(vi) above.

Portions of any Realized Tax Detriment shall be Attributed to Members under principles similar to those described in clauses (i)—(vii) above.

“Bankruptcy Code” means title 11 of the United States Code.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 755 and 1012 of the Code and the Treasury Regulations promulgated thereunder (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b) and 755 of the Code and the Treasury Regulations promulgated thereunder (in situations where, following an Exchange, OpCo remains in existence as an entity for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of (i) an Exchange and (ii) the payments made pursuant to the Tax Receivable Agreement. For the avoidance of doubt, (x) the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred, and (y) the Basis Adjustment shall be calculated using the tax basis that accurately reflects a Section 732 adjustment resulting from the 2016 Redemption Transaction.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination” shall have the meaning ascribed to such term in the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement by and among the Corporate Taxpayer, United Shore Financial Services, LLC, OpCo, and SFS, dated as of September 22, 2020, as amended.

“Business Day” shall have the meaning ascribed to such term in the LLC Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer and (y) any Person that would be deemed a SFS Equityholder (as such term is defined in the LLC Agreement, and assuming for this purpose that such Person owned Units or securities of the Corporate Taxpayer), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Closing Date” means the closing date of the Business Combination as set forth in the Business Combination Agreement.

“Contribution” means the initial deemed contribution (if one is found to have occurred) for U.S. federal income tax purposes by SFS to OpCo of assets and liabilities in a deemed partnership formation transaction as a result of the Initial Purchase.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Early Termination Conditions” means, with respect to any portion of an Early Termination Payment, that (i) the Early Termination Effective Date has occurred and (ii) either (A) no Payment Condition is applicable or (B) a Payment Condition has been satisfied.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” means an acquisition of Common Units by the Corporate Taxpayer, including by way of an exchange of stock of the Corporate Taxpayer for Common Units pursuant to the LLC Agreement, in each case occurring on or after the date of this Agreement. Any reference in this Agreement to Common Units “Exchanged” is intended to denote Common Units subject to an Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent), in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) without regard to the Section 704(c) Benefits, (b) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule, including amendments thereto for the Taxable Year, (c) excluding any deduction attributable to Imputed Interest for the Taxable Year, (d) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to or (without duplication) available for use because of the prior use of any of the Section 704(c) Benefits, Basis Adjustments or Imputed Interest, (e) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Hypothetical Tax Liability of the Corporate Taxpayer and (f) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporate Taxpayer for U.S. federal income Tax purposes.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the rate, determined as of approximately 11:00 a.m. (London, England time) on the date two days prior to the first day of such period, on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for deposits in United States dollars with a three-month term (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period (but not less than zero); provided, however, that if at any time (the “LIBOR Discontinuation Date”) a majority of the Corporate Taxpayer’s then-outstanding repurchase or warehouse agreements or other financing arrangements providing for the financing of mortgage loans, discontinue the use of LIBOR in determining pricing or interest rates and apply an alternative benchmark rate (such agreements that have discontinued the use of LIBOR, the “Discontinued Agreements”), then, subject to the immediately succeeding proviso, during any period, all references in this Agreement to LIBOR shall automatically and without further action by any party refer to the sum of (1) the alternative benchmark rate (for the equivalent period if applicable) applied in such period in the majority of the Discontinued Agreements (the “Successor Benchmark”) and (2) the weighted average mathematical spread adjustment (which may be zero, negative or positive and shall be determined based on the aggregate principal amount of financing provided under each such Discontinued Agreement, whether utilized or unutilized at the time that Successor Benchmark is adopted) applied to such Successor Benchmark in the Discontinued Agreements (such sum, the “Replacement Rate”); and provided, further, that notwithstanding the immediately preceding proviso, if the Corporate Taxpayer or Persons who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Persons entitled to Early Termination Payments under this Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange (excluding, for purposes of this proviso, all payments made to any Persons pursuant to this Agreement since the date of such most recent Exchange), shall determine in good faith that the Replacement Rate as determined in accordance with the immediately preceding proviso does not adequately and fairly reflect a per annum rate using the Successor Benchmark that is equivalent to LIBOR as determined prior to the LIBOR Discontinuation Date, such parties shall negotiate in good faith to amend this definition of the term “LIBOR” and other applicable provisions hereof to preserve the original intent thereof in light of the discontinuation of the use of LIBOR (it being expressly understood and agreed that, until so amended, LIBOR will be determined as provided pursuant to the terms of the immediately preceding proviso).

“LLC Agreement” means the First Amended and Restated Operating Agreement of OpCo, dated as of the date hereof.

“Market Value” shall mean the closing price of the Class A Common Stock on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Common Stock on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Common Stock is not then listed on a national securities exchange or interdealer quotation system, the Market Value shall mean the cash consideration paid for Class A Common Stock, or the fair market value of the other property delivered for Class A Common Stock, as determined by the Board in good faith. Notwithstanding anything to the contrary in the above sentence, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Member Contribution and Purchase Agreement” means that certain Purchase Agreement, dated as of the date hereof, by and among the Corporate Taxpayer, OpCo, and SFS.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Paired Interests” shall have the meaning set forth in the LLC Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer or distribution in respect of one or more Common Units (i) that occurs prior to an Exchange of such Common Units, and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Section 704(c) Benefits” means the disproportionate allocation of tax items of income, gain, deduction and loss to, or away from, the Corporate Taxpayer pursuant to Section 704(c) of the Code in respect of any difference between the fair market value and the tax basis of the Reference Assets immediately following the Contribution (if one is found to have occurred). For the avoidance of doubt, such amount would include disproportionate allocations (if any) of tax items of income and gain to a Member and away from the Corporate Taxpayer.

“Subsidiaries” shall have the meaning ascribed to such term in the LLC Agreement.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporate Taxpayer that is treated as a corporation for U.S. federal income tax purposes.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Tax Ruling” means a binding ruling by a Taxing Authority with respect to Taxes.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize (i) the deductions arising from the Basis Adjustments, Section 704(c) Benefits and Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments, Section 704(c) Benefits and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available and (ii) any net operating loss, excess interest deduction, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks) generated by deductions arising from Basis Adjustments, Section 704(c) Benefits or Imputed Interest that are available as of such Early Termination Date, (2) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law as of the Early Termination Date, (3) all taxable income of the Corporate Taxpayer will be subject to the maximum applicable tax rate for U.S. federal income tax purposes throughout the relevant period, and the tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate as in effect for the Taxable Year of the Early Termination Date, (4) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), (5) if, at the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit shall be deemed to be Exchanged for the Market Value of the number of shares of Class A Common Stock or Class B Common Stock, as applicable, and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date, (6) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions, and (7) any Subsidiary Stock will be disposed of on the fifteenth anniversary of the Closing Date in a fully taxable transaction for U.S. federal income tax purposes (or, if later, on the Early Termination Date); provided, that if any Subsidiary Stock is disposed of in connection with a Change of Control, such Subsidiary Stock shall be deemed to be sold at the time of such Change of Control.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreed-Upon Venues	7.03(c)
Agreement	Preamble
Amended Schedule	2.03(b)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Class C Common Stock Class D Common Stock	Recitals Recitals
Change Notice	3.03(a)
Code	Recitals
Common Units	Recitals
Corporate Taxpayer	Preamble
Depreciation	1.01
Deferrable Portion	3.01(a)
Dispute	7.03(a)
Early Termination Effective Date	4.02
Early Termination Notice	4.02
Early Termination Payment	4.03(b)
Early Termination Schedule	4.02

Term	Section
e-mail	7.01
Exchange Basis Schedule	2.01
Exchange Date	Recitals
Expert	7.09
Initial Purchase	Recitals
Interest Amount	3.01(b)
Material Objection Notice	4.02
Member	Preamble
Net Tax Benefit	3.01(b)
Objection Notice	2.03(a)
OpCo	Recitals
Payment Conditions	3.01(c)
Reconciliation Dispute	7.09
Reconciliation Procedures	2.03(a)
Reserve Notice	3.03(b)
Senior Obligations	5.01
Tax Benefit Payment	3.01(b)
Tax Benefit Schedule	2.02(a)

(b) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Basis Adjustment. Within 90 calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for each Taxable Year in which any Exchange has been effected by any Member, the Corporate Taxpayer shall deliver to such Member a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each Exchanging party,

(i) the Non-Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated (x) in the aggregate, (y) solely with respect to Exchanges by such Member and (z) in the case of a Basis Adjustment under Section 734(b) of the Code solely with respect to the amount that is available to the Corporate Taxpayer in such Taxable Year, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable.

Section 2.02 Realized Tax Benefit and Realized Tax Detriment.

(a) Tax Benefit Schedule. Within 90 calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment a portion of which is Attributable to a Member, the Corporate Taxpayer shall provide to such Member a schedule showing, in reasonable detail and, at the request of such Member, with respect to each separate Exchange, the calculation of the Realized Tax Benefit or Realized Tax Detriment and the portion Attributable to such Member for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments, Section 704(c) Benefits and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Common Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments, Section 704(c) Benefits or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustments, Section 704(c) Benefits or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for the Corporate Taxpayer and (B) have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.03 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b) and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such Member schedules, valuation reports (if any), and work papers, as determined by the Corporate Taxpayer or requested by such Member, providing reasonable detail regarding the preparation of the Schedule and (y) allow such Member reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by such Member, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to a Member a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to such Member the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the actual Tax liability, as well as any other work papers as determined by the Corporate Taxpayer or requested by such Member. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which the Member has received the applicable Schedule or amendment thereto unless such Member (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the applicable Member shall employ the reconciliation procedures as described in Section 7.09 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the applicable Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each Member within 30 calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Except as provided in Section 3.03, within five (5) Business Days after a Tax Benefit Schedule with respect to a Taxable Year is delivered to a Member pursuant to this Agreement becomes final in accordance with Section 2.03(a), the Corporate Taxpayer shall pay to each Member for such Taxable Year the portion, if any, of the Tax Benefit Payment with respect thereto in the amount determined pursuant to Section 3.01(b) with respect to which the Payment Conditions have been satisfied. Each such Tax Benefit Payment to a Member shall be made by wire transfer of immediately available funds to the bank account previously designated by such Member to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such Member. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments. Notwithstanding any provision of this Agreement to the contrary, any Member may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such Member in respect of any such Exchange to a specified percentage of the amount equal to the sum of (A) the cash, excluding any Tax Benefit Payments, and (B) the Market Value of the Class A Common Stock or Class B Common Stock, as applicable, received by such Member on such Exchange (or such other limitation selected by the Member and consented to by the Corporate Taxpayer, which consent shall not be unreasonably withheld). The Member shall exercise its rights under the preceding sentence by notifying the Corporate Taxpayer in writing of its desire to impose such a limit and the specified percentage (or such other limitation selected by the Member) and such other details as may be necessary (including whether such limit includes the Imputed Interest in respect of any such Exchange) in such manner and at such time (but in no event later than the date of any such Exchange) as reasonably directed by the Corporate Taxpayer; provided, however, that, in the absence of such direction, the Member shall give such written notice in the same manner as is required by Section 7.01 of this Agreement contemporaneously with Member’s notice to the Corporate Taxpayer of the applicable Exchange. Notwithstanding anything to the contrary herein, the Corporate Taxpayer shall not be obligated to pay any portion of a Tax Benefit Payment, and the payment of such amount shall not be considered due for any purpose under this Agreement, unless and until the Payment Conditions have been satisfied with respect to such portion (any portion with respect to which the Payment Conditions have not been satisfied, a “Deferrable Portion”).

(b) A “Tax Benefit Payment” means, with respect to a Member, an amount, not less than zero, equal to the sum of the amount of the Net Tax Benefit Attributable to such Member and the related Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Common Units in Exchanges, unless otherwise required by law. Subject to Section 3.03(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of the total amount of Tax Benefit Payments previously made under this Section 3.01 (excluding payments attributable to Interest Amounts). The “Interest Amount” shall equal the interest on the amount of the Net Tax Benefit Attributable to such Member calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the Payment Date of the applicable Tax Benefit Payment; provided, however, that (1) the Interest Amount with respect to a Deferrable Portion of a Tax Benefit Payment shall accrue from the date that such Deferrable Portion satisfies a Payment Condition until such Deferrable Portion is paid to the Applicable Member and (2) the Interest Amount with respect to any portion of a Tax Benefit Payment suspended and held in escrow pursuant to Section 3.03(b) shall accrue on the amount of the Tax Benefit Payment as adjusted pursuant to Section 3.03(c) from the due date of the relevant Tax Return until such portion of a Tax Benefit Payment is suspended and placed in escrow. Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under Article IV in respect of present or future Tax attributes subject to this Agreement, the Tax Benefit Payment, Net Tax Benefit and components thereof shall be calculated without taking into account any such attributes or any such lump-sum payment.

(c) The “Payment Conditions” shall be satisfied with respect to any portion of a Tax Benefit Payment upon the earliest to occur of:

(i) the receipt by the Corporate Taxpayer of a Tax Ruling that, in the reasonable judgment of the Corporate Taxpayer, after consultation with the Advisory Firm and the Corporate Taxpayer’s auditors, confirms that the Realized Tax Benefit to which the portion of such Tax Benefit Payment relates is available for the applicable Taxable Year;

(ii) the receipt by the Corporate Taxpayer of (a) a written opinion issued by the Advisory Firm identifying the categories of Reference Assets that should be amortizable under Section 197 of the Code and not subject to the anti-churning rules of Section 1.197-2(h) of the Treasury Regulations, (it being understood and agreed that any such opinion received by the Corporate Taxpayer may apply to subsequent Exchanges) and (b) a valuation report prepared by an independent appraiser or valuation expert setting forth the fair market value, as of the date of the relevant Exchange, of the Reference Assets identified in such opinion, but only if the opinion and report are satisfactory in form and substance to the Corporate Taxpayer’s auditors and/or tax preparers, as applicable, to conclude that the Realized Tax Benefit to which the portion of such Tax Benefit Payment relates is available for the applicable Taxable Year without the filing of a Schedule UTP (with respect to such Realized Tax Benefit) with the Corporate Taxpayer’s Tax Returns and without taking any tax reserve for financial statement purposes (with respect to such Realized Tax Benefit);

(iii) the receipt by the Corporate Taxpayer of (a) a written opinion issued by the Advisory Firm identifying the categories of Reference Assets that are more likely than not amortizable under Section 197 of the Code and not subject to the anti-churning rules of Section 1.197-2(h) of the Treasury Regulations, (it being understood and agreed that any such opinion received by the Corporate Taxpayer may apply to subsequent Exchanges) and (b) a valuation report prepared by an independent appraiser or valuation expert setting forth the fair market value, as of the date of the relevant Exchange, of the Reference Assets identified in such opinion, but only if the opinion and report are satisfactory in form and substance to the Corporate Taxpayer’s auditors and/or tax preparers, as applicable, to conclude that the Realized Tax Benefit to which the portion of such Tax Benefit Payment relates is available for the applicable Taxable Year without the filing of a Schedule UTP (with respect to such Realized Tax Benefit) with the Corporate Taxpayer’s Tax Returns and without taking any tax reserve for financial statement purposes (with respect to such Realized Tax Benefit);or

(iv) a final Determination with respect to the Corporate Taxpayer’s liability for Taxes for the relevant Taxable Year that conclusively determines the amount of Realized Tax Benefit or the expiration of the statute of limitations with respect to the relevant Taxable Year in which there is a Realized Tax Benefit.

Notwithstanding anything to the contrary contained herein, Reference Assets that are not, in the reasonable judgment of the Corporate Taxpayer, after consultation with the Advisory Firm and the Corporate Taxpayer’s auditors, “section 197 intangibles” within the meaning of section 197(d)(1) of the Code, shall be treated as satisfying the requirement of Sections 3.01(c)(ii) and (iii).

The Corporate Taxpayer shall make reasonable efforts to determine whether the Payment Conditions are satisfied with respect to the amount of any Tax Benefit Payment before delivering the Tax Benefit Schedule for a Taxable Year, and in any event as soon as reasonably practicable thereafter, and will consult with the Applicable Member in connection with such determination.

Section 3.02 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.03 Suspension of Payments.

(a) Receipt of Change Notice. If any party, or any Affiliate or Subsidiary of any party, receives a 30-day letter, a final audit report, a statutory notice of deficiency, or similar written notice from any Taxing Authority relating to the amount of the Net Tax Benefit calculated for purposes of this Agreement, or relating to any other material Tax matter that is relevant to the terms of this Agreement and the calculation of the Tax Benefit Payments that may be payable by the Corporate Taxpayer to a Member (a “Change Notice”), prompt written notification and a copy of the relevant Change Notice shall be delivered by the party, or its Affiliate or Subsidiary, that received such Change Notice to the other parties to this Agreement.

(b) Suspension of Payments. From and after the date on which a Change Notice is received in respect of the Depreciation of any Reference Asset that is a section 197 intangible and included in the calculation of a Realized Tax Benefit (a “197 Change Notice”), any Tax Benefit Payments required to be made under this Agreement (including, for the avoidance of doubt, the portion of any Early Termination Payment relating thereto) will, to the extent determined reasonably necessary by the disinterested directors or committee of disinterested directors after considering the potential Tax implications of such 197 Change Notice, be paid by the Corporate Taxpayer to a national bank mutually agreeable to the parties to act as escrow agent to hold such funds in escrow pursuant to an escrow agreement until a Determination is received. For purposes of the preceding sentence, and in particular for purposes of the disinterested directors or committee of disinterested directors’ determination of the amount to be placed in escrow pending a

Determination, the disinterested directors or committee of disinterested directors may suspend all future Tax Benefit Payments required under this Agreement up to an amount that is equal to the sum of (i) 85% of the amount of the asserted deficiency in Tax owed in such 197 Change Notice and (ii) portion of any future Tax Benefit Payment that is attributable to amortization deductions in respect of the Reference Asset(s) that are the subject of such 197 Change Notice.

(c) Release of Escrowed Funds. If a Determination is received in the case of a 197 Change Notice, and if such Determination results in no adjustment in any Tax Benefit Payments under this Agreement, then the relevant escrowed funds (along with any net interest earned on such funds) shall be distributed to the relevant Member or Members, as applicable. If a Determination is received in the case of a 197 Change Notice, and if such Determination results in an adjustment in any Tax Benefit Payments under this Agreement, then the relevant escrowed funds (along with any net interest earned on such funds) shall be distributed to the relevant parties (which, for the avoidance of doubt and depending on the nature of the adjustments, may include the Corporate Taxpayer, SFS or a successor Member, or some combination thereof) in accordance with the relevant Amended Schedule prepared pursuant to Section 2.03 of this Agreement.

Section 3.04 Indemnification. If a Tax Benefit Payment is made (including, for the avoidance of doubt, any Early Termination Payment) pursuant to the satisfaction of the Payment Condition in Section 3.01(c)(iii) with respect to any Taxable Year and the Corporate Taxpayer makes a tax payment with respect to such Taxable Year as a result of a reduction (as reasonably determined by the Corporate Taxpayer) of the Realized Tax Benefit (pursuant to a Determination or otherwise), then SFS shall pay the Corporate Taxpayer an amount equal to 85% of the sum of (A) the amount of additional Taxes paid attributable to the reduction of the Realized Tax Benefit for such Taxable Year plus (B) the amount of any penalties, fines or expenses (including interest, penalties, reasonable attorneys’ and other professionals’ fees and expenses, and court costs) incurred by the Corporate Taxpayer with respect thereto. At the election of the Corporate Taxpayer, SFS will satisfy any payment obligation (or portion thereof) under this Section 3.04 by transferring Paired Interests to the Corporate Taxpayer with each such Paired Interest valued at the Market Value of the Class A Common Stock on the applicable transfer date.

ARTICLE IV

TERMINATION

Section 4.01 Termination, Early Termination and Breach of Agreement.

(a) Unless terminated earlier pursuant to Section 4.01(b) or Section 4.01(c), this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any Member retaining an interest in the Corporate Taxpayer or OpCo (or any successor thereto).

(b) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the Members and with respect to all of the Common Units held (or previously held and exchanged) by all Members at any time by paying to each Member the Early Termination Payment in respect of such Member; provided, however, that this Agreement shall only terminate pursuant to this Section 4.01(b) upon the receipt of the Early Termination Payment by all

Members; and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.01(b) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer in accordance with this Section 4.01(b), neither the Members nor the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (1) Tax Benefit Payment agreed to by the Corporate Taxpayer and a Member as due and payable but unpaid as of the Early Termination Notice and (2) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (2) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes the Early Termination Payment pursuant to this Section 4.01(b), the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(c) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and any Members as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the Members shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within six months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within six months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any payment due pursuant to this Agreement when due to the extent the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.02 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by debt agreements to which the Corporate Taxpayer or its Subsidiaries is a party, in which case Section 5.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that the Corporate Taxpayer shall promptly (and in any event, within two (2) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that the Corporate Taxpayer has, and to the extent the Corporate Taxpayer has, sufficient funds to make such payment, and the failure of the Corporate Taxpayer to do so shall constitute a breach of this Agreement. For the avoidance of doubt, all cash and cash equivalents used or to be used to pay dividends by, or repurchase equity securities of, the Corporate Taxpayer shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon.

Section 4.02 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.01(b) above, the Corporate Taxpayer shall deliver to each Member notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for such Member, including that portion of the Early Termination Payment that has satisfied the Payment Conditions and that portion of the Early Termination Payment that has not, as of the Early Termination Date, satisfied a Payment Condition. The Early Termination Schedule shall become final and binding on such Member 30 calendar days from the first date on which such Member has received such Schedule or amendment thereto unless such Member (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such 30 calendar day date as modified, if at all, by clauses (i) or (ii), the “Early Termination Effective Date”). If the Corporate Taxpayer and such Member, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and such Member shall employ the Reconciliation Procedures.

Section 4.03 Payment upon Early Termination.

(a) Within five (5) Business Days after the Early Termination Conditions being satisfied with respect to an Early Termination Payment (or a portion thereof), the Corporate Taxpayer shall pay to each Member an amount equal to the Early Termination Payment in respect of such Member (or the portion thereof for which the Early Termination Conditions have been satisfied), plus interest calculated at the Agreed Rate from the Early Termination Effective Date until the Payment Date of such Early Termination Payment (or portion thereof). Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such Member or as otherwise agreed by the Corporate Taxpayer and such Member. For the avoidance of doubt, after the initial Early Termination Payment, the Corporate Taxpayer will be required to make additional payments to the Member with respect to the Deferrable Portion of the Early Termination Payment if and when a Payment Condition has been satisfied with respect to such Deferrable Portion.

(b) “Early Termination Payment” in respect of a Member shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments in respect of such Member that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

Section 4.04 Change of Control. In connection with any Change of Control all obligations hereunder with respect to such Member shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, but not be limited to, (1) the Early Termination Payment to such Member calculated as if an Early Termination Notice had been delivered on the date of such Change of Control, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and such Member as due and payable but unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Change of Control; provided, that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to any Member under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.

Section 5.02 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the applicable Member when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify a Member of, and keep such Member reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such Member under this Agreement, and shall provide to such Member reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.02 Consistency. The Corporate Taxpayer and the Members agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. Any dispute as to required Tax or financial reporting shall be subject to Section 7.09.

Section 6.03 Cooperation. Each of the Corporate Taxpayer and each Member shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the applicable Member for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

UWM Holdings Corporation

585 South Blvd E.

Pontiac, Michigan 48341

Attention: Matthew Roslin

E-mail: mroslin@uwm.com

With copies (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, Florida 33131

Attention:             Alan I. Annex, Esq.

E-mail:                  annexa@gtlaw.com

If to the applicable Member, to the address, facsimile number or e-mail address specified for such party on the Schedule of Members (as such term is defined in the LLC Agreement).

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.02 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

(b) A Member may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form of Exhibit A, agreeing to become a “Member” for all purposes of this Agreement, except as otherwise provided in such joinder; provided, that a Member’s rights under this Agreement shall be assignable by such Member under the procedure in this Section 7.02(b) regardless of whether such Member continues to hold any interests in OpCo or the Corporate Taxpayer or has fully transferred any such interests.

Section 7.03 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.09, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Michigan in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Michigan and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Member (i) expressly consents to the application of paragraph (c) of this Section 7.03 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such Member for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Member of any such service of process, shall be deemed in every respect effective service of process upon such Member in any such action or proceeding.

(c) The exclusive venues for all disputes arising out of this Agreement shall be the United States District Court for the Eastern District of Michigan and the Third Judicial Circuit, Wayne County, Michigan (the “Agreed-Upon Venues”), and no other venues. The parties stipulate that the Agreement is an arms-length transaction entered into by sophisticated parties, and that the Agreed-Upon Venues are convenient, are not unreasonable, unfair, or unjust, and will not deprive any party of any remedy to which it may be entitled. The parties agree to consent to the dismissal of any action arising out of this Agreement that may be filed in a venue other than one of the Agreed-Upon Venues; the reasonable legal fees and costs of the party seeking dismissal for improper venue will be paid by the party that filed suit in the improper venue.

Section 7.04 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.05 Entire Agreement. This Agreement, the LLC Agreement, and the Business Combination Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Except to the extent provided in Section 3.03, nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto.

Section 7.06 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.07 Amendment. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and by Persons who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Persons entitled to Early Termination Payments under this Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Persons pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Persons will or may receive under this Agreement unless all such Persons disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 7.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 7.09 Reconciliation. In the event that the Corporate Taxpayer and a Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 3.01(b), 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and such Member agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or such Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer, except as provided in the next sentence. The Corporate Taxpayer and such Member shall bear their own costs and expenses of such proceeding, unless (i) the Expert substantially adopts such Member’s position, in which case the Corporate Taxpayer shall reimburse such Member for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert substantially adopts the Corporate Taxpayer’s position, in which case such Member shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporate Taxpayer and such Member and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. The Corporate Taxpayer shall use commercially reasonable efforts to provide at least five (5) Business Days advance written notice of it is intention to make such deduction or withholding and shall cooperate in good faith with the Applicable Member to establish the Applicable Member’s right to a reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Member.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If (x) any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code and (y) such transfer was made with a principal purpose of decreasing or delaying any Tax Benefit Payments hereunder, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

(c) If (x) OpCo transfers (or is deemed to transfer for United States federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property and (y) such transfer was made with a principal purpose of decreasing or delaying any Tax Benefit Payments hereunder, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

(d) If any member of a group described in Section 7.11(a) that owns any Common Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the Basis Adjustments, Section 704(c) Benefits and Imputed Interest associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

Section 7.12 Confidentiality. Section 16.02 (Confidentiality) of the LLC Agreement as of the date of this Agreement shall apply to any information of the Corporate Taxpayer provided to the Members and their assignees pursuant to this Agreement.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) upon an Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to the Corporate Taxpayer or such Member or any direct or indirect owner of a Member, then at the election of such Member and to the extent specified by such Member, this Agreement (i) shall cease to have further effect with respect to such Member, (ii) shall not apply to an Exchange occurring after a date specified by such Member, or (iii) shall otherwise be amended in a manner determined by such Member; provided, that such amendment shall not result in an increase in payments under this Agreement to such Member at any time as compared to the amounts and times of payments that would have been due to such Member in the absence of such amendment.

Section 7.14 Partnership Agreement. This Agreement shall be treated as part of the partnership agreement of OpCo as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporate Taxpayer and each Member set forth below have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

UWM Holdings Corporation

By:
Name:
Title:

Signature Page to Tax Receivable Agreement

MEMBERS:

SFS Holding Corp.

By:
Title:

Signature Page to Tax Receivable Agreement

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of ______________, by and among [●], a Delaware corporation (the “Corporate Taxpayer”), and ____________________ (“Permitted Transferee”).

WHEREAS, on _______________, Permitted Transferee acquired (the “Acquisition”) [______ Common Units] and the corresponding shares of [Class D Common Stock (which converted into Class C Common Stock) // Class C Common Stock] // [the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement with respect to ______ Common Units that were previously Exchanged and are described in greater detail in Annex A to this Joinder] (collectively, “Interests” and, together with all other interests hereinafter acquired by the Permitted Transferee from Transferor, the “Acquired Interests”) from _______________ (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.02(b) of the Tax Receivable Agreement, dated as of [__________], by and among the Corporate Taxpayer and each Member (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02 Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Member” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement. Permitted Transferee hereby acknowledges the terms of Section 7.02(b) of the Tax Receivable Agreement and agrees to be bound by Section 7.12 of the Tax Receivable Agreement.

Section 1.03 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement.

Section 1.04 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices: